Exhibit 99.1

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Reports 22.8% Increase in Normalized FFO, Raises Dividend 5.2%

MURFREESBORO, Tenn. – (August 3, 2010) National Health Investors, Inc. (NYSE:NHI) announced today its normalized Funds From Operations (“FFO”) and net income for the three and six months ended June 30, 2010.

Second Quarter Highlights

•

Normalized FFO improved 22.8% to $0.70 per basic and diluted common share compared with $0.57 in the same period of 2009

•

FFO increased 14.7% compared with the same period in 2009

•

Completed real estate and mortgage loan investments totaling $16.9 million and announced a $20 million loan participation agreement with Capital Funding Group

Increase in Third Quarter Dividend

The Company announced it will pay a third quarter dividend of $0.605 per common share to shareholders of record on September 30, 2010 and payable on November 10, 2010.  This dividend represents an increase of 5.2% from the second quarter dividend which would represent an annualized dividend of $2.42 per share.

Financial Results

Normalized FFO for the three months ended June 30, 2010, was $19,255,000, or $0.70 per basic and diluted common share, compared with $15,693,000, or $0.57 per basic and diluted common share, for the same period in 2009.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), for the three months ended June 30, 2010, was $19,868,000, or $0.72 per basic and diluted common share, compared with $17,327,000, or $0.63 per basic and diluted common share, for the same period in 2009.  Net income for the three months ended June 30, 2010, was $19,189,000, or $0.69 per basic and diluted common share, compared with net income of $15,415,000, or $0.55 per basic and diluted common share, for the same period in 2009.

Normalized FFO for the six months ended June 30, 2010, was $36,429,000, or $1.32 per basic and diluted common share, compared with $30,790,000, or $1.12 per basic and diluted common share, for the same period in 2009.

FFO for the six months ended June 30, 2010, was $38,272,000, or $1.38 per basic and diluted common share, compared with $34,304,000, or $1.24 per basic and diluted common share, for the same period in 2009.  Net income for the six months ended June 30, 2010, was $35,132,000, or $1.27 per basic and diluted common share, compared with net income of $30,464,000, or $1.10 per basic and diluted common share, for the same period in 2009.

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NHI Reports 22.8% Increase in Second Quarter Normalized FFO

August 3, 2010

2010 Guidance

The Company currently forecasts an increase in normalized FFO for 2010 from 17.2% to 18.5% compared with 2009. The Company’s guidance range for the full year 2010 for EPS, FFO and Normalized FFO per share, with underlying assumptions and timing of certain transactions, is set forth and reconciled below:

Full-Year 2010 Range
Low – High
Net income per diluted share	$2.34 - $2.39
Plus: Real estate depreciation	0.40 - 0.40
FFO per diluted share	$2.74 - $2.79

Less: One-time items	(0.03) - (0.03)
Normalized FFO per diluted share	$2.71 - $2.76

Following are current assumptions reflected in the company’s full-year 2010 guidance for the low and high end of the guidance range:

•

Total investments of $30 million in the second half of the year (assumed for both low and high end).

•

Existing and future investments are funded through borrowings on our revolving credit facility (assumed for the high end).

•

New debt financings of $100 million - $125 million to fund existing and future investments (assumed for the low end).

•

Corporate G&A expenses of $8.4 million to $9.0 million (assumed for both low and high end).

The Company’s guidance range reflects the existence of volatile economic conditions, but does not assume any material deterioration in tenant credit quality and/or performance of its portfolio. The guidance is based on a number of assumptions, many of which are outside the Company’s control and all of which are subject to change.  The Company’s guidance may change if actual results vary from these assumptions.

Investor Conference Call and Webcast

NHI will host a conference call on Wednesday, August 4, 2010, at 10 a.m. ET, to discuss second quarter results. The number to call for this interactive teleconference is (212) 231-2906 with the confirmation number, 21476530. The live broadcast of NHI’s quarterly conference call will be available online at http://www.videonewswire.com/event.asp?id=70952 on Wednesday, August 4, 2010, at 10 a.m. ET. The online replay will follow shortly after the call and continue for approximately 90 days.

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, an acute care hospital, an acute psychiatric hospital and a transitional rehabilitation center.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhinvestors.com ..

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NHI Reports 22.8% Increase in Second Quarter Normalized FFO

August 3, 2010

Reconciliation of Funds From Operations and Normalized Funds From Operations (1)(2)
(in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Net income	$19,189	$15,415	$35,132	$30,464
Real estate depreciation in continuing operations	2,654	1,635	5,087	3,287
Real estate depreciation in discontinued operations	29	277	57	553
Net gain on sale of real estate	(2,004)	-	(2,004)	-
Funds from operations	$19,868	$17,327	$38,272	$34,304
Collection and recognition into income of past due rent	-	-	(1,520)	-
Recoveries of previous write-downs	(573)	-	(573)	(1,077)
Recognition of deferred credits	-	(1,493)	-	(1,493)
Settlement payment on terminated lease	-	-	-	(642)
Other one-time items	(40)	(141)	250	(302)
Normalized FFO	$19,255	15,693	36,429	30,790

Weighted average common shares outstanding:
Basic	27,665,629	27,578,000	27,649,003	27,576,272
Diluted	27,729,034	27,592,050	27,705,257	27,587,139

FFO per share:
Basic	$0.72	$0.63	$1.38	$1.24
Diluted	$0.72	$0.63	$1.38	$1.24

Normalized FFO per share:
Basic	$0.70	$0.57	$1.32	$1.12
Diluted	$0.70	$0.57	$1.32	$1.12

(1) Management believes that funds from operations (FFO) is an important supplemental measure of operating performance for a real estate investment trust.  Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO.  The term FFO was designed by the real estate investment trust industry to address this issue.  Our measure may not be comparable to similarly titled measures used by other REITs.  Consequently, our funds from operations may not provide a meaningful measure of our performance as compared to that of other REITs.  Since other REITs may not use our definition of FFO, caution should be exercised when comparing our Company’s FFO to that of other REITs.  FFO does not represent cash generated from operating activities in accordance with GAAP (funds from operations does not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by GAAP in the United States, as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

(2) Normalized FFO excludes from FFO any material one-time items reflected in GAAP net income.  Excluded items may include, but are not limited to, impairments of assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

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NHI Reports 22.8% Increase in Second Quarter Normalized FFO

August 3, 2010

Selected Balance Sheet Data
(in thousands)
	June 30, 2010	December 31, 2009
Real estate properties, net	$326,577	$223,861
Mortgages receivable, net	76,087	94,588
Preferred stock investment, at cost	38,132	38,132
Cash and cash equivalents	11,744	45,718
Marketable securities	19,832	21,322
Borrowings under revolving credit facility	43,823	-
Stockholders' equity	438,523	434,612

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Rental income	$17,646	$12,118	$35,979	$24,776
Mortgage interest income	1,602	2,590	3,597	4,503
	19,248	14,708	39,576	29,279

Expenses:
Depreciation	2,823	1,660	5,383	3,327
Legal	174	485	455	936
Franchise, excise and other taxes	252	139	530	414
General and administrative	1,331	1,257	5,137	2,845
Loan and realty losses (recoveries)	(573)	-	(573)	(1,077)
	4,007	3,541	10,932	6,445

Income before non-operating items	15,241	11,167	28,644	22,834
Non-operating income	1,285	1,700	2,717	3,435
Interest expense and amortization of loan costs	(474)	(28)	(702)	(70)
Income from continuing operations	16,052	12,839	30,659	26,199

Income from operations - discontinued	1,133	2,576	2,469	4,265
Net gain on sale of real estate	2,004	-	2,004	-
Income from discontinued operations	3,137	2,576	4,473	4,265

Net income	$19,189	$15,415	$35,132	$30,464

Weighted average common shares outstanding:
Basic	27,665,629	27,578,000	27,649,003	27,576,272
Diluted	27,729,034	27,592,050	27,705,257	27,587,139

Earnings per share:
Basic:
Income from continuing operations	$0.58	$0.46	$1.11	$0.95
Discontinued operations	0.11	0.09	0.16	0.15
Net income available to common stockholders	$0.69	$0.55	$1.27	$1.10

Diluted:
Income from continuing operations	$0.58	$0.46	$1.11	$0.95
Discontinued operations	0.11	0.09	0.16	0.15
Net income available to common stockholders	$0.69	$0.55	$1.27	$1.10

Dividends declared per common share	$0.575	$0.55	$1.15	$1.10

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